Exhibit 99.2

MDU Communications Closes $5.5M Equity Financing to Accelerate Growth and Expansion

TOTOWA, NJ, May 28, 2004 – MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, private cable and broadband Internet services to the United States residential multi-dwelling unit (MDU) market, today announced that it had completed a $5.5 million private equity placement. CRT Capital Group LLC acted as placement agent for the financing.

To pursue strategic acquisitions and accelerate subscriber growth in the Company’s three geographic markets, the Company retained CRT to act as its placement agent to raise equity capital. In the offering, which was sold to accredited investors only, the Company offered up to 1,314,532 units, consisting of two shares of common stock and one three-year warrant to purchase one share of common stock at an exercise price of $2.46. Today, the Company closed on all 1,314,532 units at a per unit price of $4.20, for $5,521,034 in gross proceeds. After the payment of fees and expenses, the Company expects to receive net proceeds of approximately $5.0 million. Proceeds from the financing are expected to be used to fund acquisitions and subscriber growth in the Company’s new expansion markets of the Southeast and more recently the Chicago metropolitan area, as well as for general corporate purposes.